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Ron Sinclair	Mike Gaither
American Tire Distributors	American Tire Distributors
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rsinclair@americantiredistributors.com	mgaither@americantiredistributors.com

For Immediate Release

American Tire Distributors Announces 2003 Results

Fiscal 2003 Sales Increased 4.9%

Charlotte, N.C. (March 26, 2004) – American Tire Distributors, Inc., a nationwide distributor of tires, wheels and automotive accessories, today announced its operating results for the fiscal year ended December 27, 2003. Consolidated net sales from continuing operations for fiscal 2003 improved 4.9% or $52.1 million to $1,112.5 million versus $1,060.4 million in fiscal 2002. The Company’s fiscal 2003 pre-tax income was $27.2 million compared to $62.7 million for fiscal 2002. Excluding the fiscal 2002 gain on repurchase of Series D Senior Notes, fiscal 2003 pre-tax income increased $14.2 million from fiscal 2002.

“Our 2003 results indicate that our single-minded and strategic focus on being a distributor, and not a retail operator, is the right direction for the Company,” said Richard P. “Dick” Johnson, Chairman and Chief Executive Officer of American Tire Distributors. “Each and every day, we strive to grow our dealers’ businesses. We do not compete with our dealers; therefore, we recognize that their sales growth drives our sales growth. We must provide unsurpassed service and value to earn our dealers’ business every day.”

Selling, general and administrative expenses increased by $2.2 million to $168.7 million in fiscal 2003. This slight increase was primarily due to increased costs associated with the Company’s group health plan, higher freight costs and other net increases. As a percentage of sales, selling, general and administrative expenses decreased to 15.2% in fiscal 2003 compared to 15.7% in fiscal 2002.

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The Company evaluates performance based on several factors. The primary financial measure is earnings from continuing operations before interest, taxes, depreciation and amortization and gain on repurchase of Series D Senior Notes (“EBITDA”). EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with accounting principles generally accepted in the United States. EBITDA from continuing operations increased $8.0 million to $48.2 million in fiscal 2003 compared to $40.2 million in fiscal 2002.

The Company’s financial statements are included on Form 10-K filed on March 26, 2004, with the Securities and Exchange Commission. The following table is a reconciliation of income from continuing operations to EBITDA:

	Year Ended

	December 27,	December 28,
	2003	2002

	in thousands

Income from continuing operations	$16,087	$37,910
Interest expense	14,082	18,705
Provision for income taxes	11,089	24,783
Depreciation and amortization of other intangibles	6,957	8,610
Gain on repurchase of Series D Senior Notes	—	(49,759)

EBITDA	$48,215	$40,249

About American Tire Distributors

American Tire Distributors is one of the nation’s largest independent suppliers of tires to the replacement tire market. It operates 60 distribution centers servicing 35 states. The Company is focused on helping independent tire dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products and value-added services. American Tire Distributors employs approximately 1,900 employees across its nationwide distribution center network, including more than 200 people in its Charlotte-area Field Support Center and distribution center.

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